Exhibit 99.1
LoopNet Announces Private Equity Investment of $50 Million
Appoints James T. Farrell, Managing Partner of Calera Capital, to
Board of Directors
SAN FRANCISCO, MARCH, 30, 2009 — LoopNet, Inc. (NASDAQ: LOOP), the leading online marketplace for commercial real estate and businesses for sale in the United States, today announced that Calera Capital, in conjunction with previous and existing investors, Trinity Ventures and Rustic Canyon Partners, have entered into an agreement to purchase $50 million of LoopNet convertible preferred stock.
“This financing will provide LoopNet with additional resources to pursue and accelerate our growth strategy in this unprecedented market environment,” said Richard Boyle, Chairman and CEO of LoopNet. “We are very pleased with the level of support, and confidence in our vision and business, that this investment demonstrates by our new and previous investors.”
Under terms of the investment agreement, Calera Capital, Trinity Ventures, and Rustic Canyon Partners will collectively purchase $50 million of convertible preferred stock. The preferred stock is convertible into shares of LoopNet’s common stock at $6.72 per share, or an approximate 10 percent premium to the closing price per share of the Company’s common stock on March, 27, 2009. If converted, the investment would represent approximately 17.8 percent of the Company’s shares outstanding. The preferred stock does not pay or accrue any dividends. LoopNet may redeem all of the preferred stock if the average closing price per share of the common stock during any 20 consecutive trading days is at least $16.80, subject to the holders’ right to convert into common stock. The holders of the preferred stock will have an optional redemption right at the sixth year anniversary of the issuance.
In conjunction with this investment, James T. Farrell, Managing Partner of Calera Capital, will join LoopNet’s Board of Directors.
“We have been extremely impressed with the quality, depth, and execution capabilities of LoopNet’s management team,” said James Farrell, Managing Partner of Calera Capital, “and see compelling opportunities for the Company to build on its leadership position.”
According to Richard Boyle, Chairman and CEO of LoopNet, “We are thrilled to welcome Jim to our Board of Directors and look forward to reaping the benefits of his many years of experience in the real estate and financial services industries”
Neither the sale or the issuance of the convertible preferred stock or the shares of common stock underlying the convertible preferred stock in this transaction have been registered under the Securities Act of 1933, as amended, or applicable state securities laws and will not be offered, sold or transferred in the United States absent registration or an exemption from registration. LoopNet has agreed to file a resale registration statement on Form S-3 for purposes of registering for resale the shares of common stock underlying the convertible preferred stock upon demand from the holders.
About LoopNet, Inc.
LoopNet, Inc. is the leading online marketplace for commercial real estate and businesses for sale in the United States. The LoopNet.com online marketplace enables commercial real estate agents, working on behalf of property owners and landlords, to list properties for sale or for lease by submitting detailed property listing information in order to find a buyer or tenant. Commercial real estate brokers, agents, buyers and tenants use the LoopNet online marketplace to search for available property listings that meet their commercial real estate criteria. By connecting the sources of commercial real estate supply and demand in an efficient manner, LoopNet enables commercial real estate participants to initiate and complete transactions more cost-effectively. LoopNet also delivers technology and information services to commercial real estate organizations to manage their online listing presence and optimize property marketing.
LoopNet customers include virtually all of the top commercial real estate firms in the U.S., including CB Richard Ellis, Century 21 Commercial, Coldwell Banker Commercial, Colliers International, CORFAC International, The CORE Network, Cushman & Wakefield, First Industrial Realty Trust, Grubb & Ellis, Jones Lang LaSalle, Lee & Associates, Lincoln Property Company, Marcus & Millichap, NAI Global, ONCOR International, ProLogis, Prudential CRES, RE/MAX, Sperry Van Ness, Staubach Retail and TCN Worldwide.
About Calera Capital
Founded in 1991, Calera Capital, formerly known as Fremont Partners, is a private investment partnership which has $2.8 billion of capital under management. With offices in San Francisco and Boston, Calera invests across a diverse range of industries, including financial services, business services, food and consumer, healthcare, building products, and industrial manufacturing. Calera Capital makes substantial equity investments in operating companies, typically with enterprise values up to $1 billion, and seeks to build long-term sustainable value by working with management teams to implement strategic and operating initiatives. More information can be found at www.caleracapital.com.
Forward-Looking Statements
This release contains forward-looking statements. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to, economic events or trends in the commercial real estate market or in general, our ability to successfully identify, complete and integrate any potential acquisitions; our ability to introduce new or upgraded products or services and customer acceptance of such services, our ability to integrate service partners into our systems and platforms, our service partners’ ability to expand and manage growth, our ability to continue to attract unique visitors to our web site, our ability to continue to attract new registered members, convert them into Premium Members and retain such Premium Members, our ability to obtain or retain listings from commercial real estate brokers, agents and property owners, competition from current or future companies, our ability to receive timely and accurate sales data from our partners, seasonality and our ability to manage our growth. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in our filings with the Securities and Exchange Commission (SEC). Copies of filings made by us with the SEC are available on the SEC’s web site or at http://investor.LoopNet.com/sec.cfm. LoopNet does not intend to update the forward-looking statements included in this press release that are based on information available to us as of the date of this release.